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                                                                       EXHIBIT 3

                               VOTING AGREEMENT
                               ----------------

     This Voting Agreement dated as of March 31, 1999 (the "Agreement") is by and among Steven A. Sherman ("Sherman"), Fereydoun Taslimi ("Taslimi"), Nahid Loudermilk ("Loudermilk") and Michael Mittel ("Mittel"), Noor Research Corp
(Noor). Taslimi, Loudermilk, Mittel and Noor are herein collectively referred to as the "Taslimi Group Members."

                                   RECITALS
                                   --------

     A. The parties hereto are the record or beneficial owners of or have voting power with respect to the number of shares of Vodavi Technology, Inc. (the "Company") common stock set forth opposite their name on the signature page hereof.

     B. Sherman and the Taslimi Group Members desire to enter into a voting agreement as contemplated by Section 218(c) of the Delaware General Corporation Law.

                                  AGREEMENTS
                                  ----------

     1.   Voting.
          ------

          a. Each Taslimi Group Member agrees to hold the shares of the Company's common stock that such Taslimi Group Member currently owns, registered in such Taslimi Group Member's name or beneficially owned by such Taslimi Group Member or in which such Taslimi Group Member has voting power, and any all other securities of the Company such Taslimi Group Member legally or beneficially acquires after the date of this Agreement (hereinafter collectively called the "Shares") subject to, and to vote the Shares in accordance with, the provisions of this Agreement.

          b. At each election of directors for the Company, the Taslimi Group Members shall vote their Shares for the persons designated or as directed by Sherman in writing. The Taslimi Group Members must also vote the Shares in all other matters as directed by Sherman in writing.

          c. Upon the request by Sherman, there shall be imprinted or otherwise placed, on certificates representing the Shares the following restrictive legend (the "Legend"):

     "The Shares represented by this Certificate are subject to the terms and conditions of a Voting Agreement, dated March 31, 1999, which places certain restrictions on the voting of the Shares represented hereby. Any person accepting any interest in such
     Shares shall be deemed to agree to and shall become bound by all the provisions of such agreement. A copy of such Voting Agreement will be furnished to the record holder of this Certificate without charge upon written request to Steven A. Sherman at 4757
     E. Greenway Road, Suite 103-187, Phoenix, Arizona 85032."
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          d.   If any Taslimi Group Member transfers any of the Shares listed in this agreement at any time during the term of this Agreement, those transferred Shares will continue to be subject to the provisions and restrictions contained in this Agreement, and any transferee of such Shares will be deemed to have accepted and consented to be bound by the provisions and restrictions of this Agreement as if such transferee had originally executed this Agreement as a party to it.

     2.   Termination.  This Agreement shall continue in full force and effect
          -----------
from the date hereof until October 1, 1999, unless terminated earlier by any party to this agreement by giving written notice to other parties hereto.

     3.   Entire Agreement.  This Agreement sets forth the entire agreement of
          ----------------
the parties with respect to the subject matter hereof. This Agreement may not be amended, modified or terminated, and no rights or provisions herein may be waived, without the written agreement of the parties.

     4.   Governing Law; Binding Effect.  Except as may be required by the
          -----------------------------
Delaware General Corporation Law, this Agreement shall be construed under and governed by the laws of the State of Arizona and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

     5.   Notices.  All communications or notices required or permitted under
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this Agreement will be in writing and are valid upon receipt if: delivered personally; sent by certified mail, return receipt requested; sent by telefacsimile with a copy by first-class U.S. mail; or sent by a nationally-recognized overnight courier service. All the notices must be addressed to the parties as follows:

          If to Sherman:                Steven A. Sherman
          -------------
                                        4757 E. Greenway Road
                                        Suite 103-187
                                        Phoenix, Arizona 85032
                                        Fax:

          If to Taslimi Group Members:  4015 Holcomb Bridge RD
          ---------------------------
                                        Suite 350-868
                                        Norcross, GA 30092

     6.   Enforcement.  The parties acknowledge and agree that if there is any
          -----------
breach of this Agreement, including, without limitation, any transfer of Shares by the Taslimi Group Members contrary to the provisions of this Agreement, remedies at law will be inadequate and each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and to such appropriate injunctive relief as may be granted by a court of competent jurisdiction.

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     7.   Attorneys' Fees.  In the event any party to this Agreement institutes
          ---------------
an action or proceeding to enforce any rights arising out of this Agreement, the party prevailing in that action or proceeding will be paid for all its reasonable costs, expenses and attorneys' fees by the non-prevailing party. Those costs and fees will be determined by the court and not by a jury, and will be included in any judgment entered in that action or proceeding.

     8.   Consideration.  This document sets forth the entire consideration for
          -------------
this Agreement. The consideration for this Agreement is contractual and not a mere recital.

     9.   Counterparts.  This Agreement may be executed in several counterparts,
          ------------
each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.  Severability.  If any provision of this Agreement is deemed to be
          ------------
invalid or inoperative for any reason, that provision shall be deemed modified to the extent necessary to make it valid and operative, or if it cannot be so modified, then severed, and the remainder of the Agreement shall continue in full force and effect as if the Agreement had been signed with the invalid portion so modified or eliminated.

     11.  Statutory Authority.  This Agreement is established pursuant to
          -------------------
Section 218(c) of the Delaware General Corporation Law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


/s/ Steven A, Sherman              556,580 shares of Company common stock
-----------------------------
Steven A. Sherman


/s/ Fereydoun Taslimi              55,000 shares of Company common stock
-----------------------------
Fereydoun Taslimi


/s/ Nahid Loudermilk               55,000 shares of Company common stock
-----------------------------
Nahid Loudermilk


/s/ Michael Mittel                 100,000 shares of Company common stock
-----------------------------
Michael Mittel

/s/ Fereydoun Taslimi               17,000 shares of Company common stock
---------------------
Noor Research Corp

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